UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 27, 2009

GPS INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State of Incorporation)

000-30104	88-0350120
(Commission File Number)	(I.R.S. Employer Identification No.)

1358 Fruitville Road, Suite 210 Sarasota, Florida	34236
(Address of Principal Executive Offices)	(Zip Code)

 941-364-8180
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective 1 February 2009, the Company’s board of directors appoints Benjamin E. Porter as the Company’s president and chief operating officer.

Prior to joining GPS Industries, Mr. Porter founded Golf Academies Ltd in the UK in 1997 and, since its inception through the present, has directed the operations and sales of that company as the Managing Director. That company markets and distributes technology products for golf including simulators, digital video arrangements, analyzers and global positioning satellite systems.   Golf Academies became the exclusive European and Middle East distributor for GPS Industries in 2004 and was acquired by the Company in 2007; since the acquisition Mr. Porter has continued in the role he occupied prior to the acquisition.  Prior to founding Golf Academies, Mr. Porter was a member of the British PGA, an eight-year touring pro (Europe, Africa, US) and golf course owner.

The Company has also appointed Russell R. Lee, III as the Company’s chief financial officer. Mr. Lee, who holds a Bachelor Degree of Business Administration in Accounting from the University of Toledo, is a Certified Public Accountant licensed in Florida and Ohio, and has more than thirty (30) years' experience in business and finance. Prior to joining GPS Industries, Inc., Mr. Lee was with Teltronics, Inc., a publicly traded manufacturer of telecommunications equipment. Mr. Lee joined Teltronics in 2004 and served most recently as its Vice President of Finance and Chief Financial Officer. Prior to joining Teltronics, Mr. Lee served as Chief Financial Officer of SinoFresh HealthCare, Inc., a publicly traded developer and marketer of antiseptic solutions for respiratory problems and as Executive Vice President of Finance for Esprix Technologies, LLP, a privately-held international fine and specialty chemical company supplier. From 1990 to 1998, Mr. Lee served as Corporate Controller, and then Treasurer/Chief Financial Officer of Gencor Industries, Inc., a publicly-held, international manufacturer of processing equipment. Mr. Lee subsequently served on the Board of Directors of Gencor from 2004 through 2008. Prior to his private industry experience, Mr. Lee was a Senior Audit Manager in the Ernst & Young organization in both Ohio and Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 28th day of January 2009.

By:	/s/ David L. Chessler

David L. Chessler
Chief Executive Officer